UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 17, 2024 (May 14, 2024)
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SENTI BIOSCIENCES, INC.
(Exact name of Registrant as specified in its charter)
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Delaware	001-40440	86-2437900
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2 Corporate Drive, First Floor
South San Francisco, California 94080
(Address of principal executive offices including zip code)
Registrant’s telephone number, including area code: (650) 239-2030

(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SNTI	The Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Following approval by the Board of Directors (the “Board”) of Senti Biosciences, Inc. (the “Company”) on May 14, 2024, Timothy Lu, M.D., Ph.D., Chief Executive Officer and President, stepped down as President, and Kanya Rajangam, M.D., Ph.D., the Company’s Head of Research and Development, and Chief Medical Officer, was appointed to serve as the President of the Company, effective as of May 14, 2024, until her successor as President is duly appointed by the Board, or until her earlier death, resignation, retirement, removal or termination of her office as President. Dr. Lu will continue to serve and perform his duties as Chief Executive Officer.
Dr. Rajangam has served as the Company’s President since May 14, 2024, its Head of Research and Development and Chief Medical Officer since March 2023, and previously its Chief Medical and Development Officer from July 2022. Since January 2023, Dr. Rajangam has served as a member of the scientific advisory board of Vibe Bio, a privately held rare diseases company. Since November 2021, Dr. Rajangam has served as an independent director at Turnstone Biologics, Inc.(NASDAQ: TSBX), a publicly held TIL therapies company. Previously, she served at Nkarta, Inc. (NASDAQ: NKTX) as its Chief Medical Officer from September 2019 to June 2022 and as its Senior Vice President and Chief Medical Officer from December 2018 to September 2019. Previously, Dr. Rajangam was Senior Vice President and Chief Medical Officer at Atara Biotherapeutics, Inc. (NASDAQ: ATRA), a publicly held allogeneic T-cell immunotherapy company, from August 2017 to September 2018, Chief Medical Officer at Cleave Biosciences, Inc. from December 2016 to July 2017 and Vice President of Clinical Development from June 2015 to December 2016, and Executive Director at Nektar Therapeutics, Inc. (NASDAQ: NKTR), a publicly held biopharmaceutical company, from March 2015 to May 2015. Prior to that, she held positions of increasing responsibility at Onyx Pharmaceuticals, Inc. from April 2011 to February 2015, at Exelixis, Inc. from January 2008 to April 2011 and at Baxter Healthcare, Inc. from 2006 to 2007. Dr. Rajangam earned a medical degree from St. John’s Medical College Bangalore University and subsequently completed her general surgical residency at PGIMER, Chandigarh, India. She received a Ph.D. in biomedical engineering from Northwestern University.
There are no arrangements or understandings between Dr. Rajangam and any other persons in connection with her appointment as President. She has no family relationships with any of the Company’s directors or executive officers, and she is not a party to any transaction requiring disclosure under Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended.
In May 2022, the Company entered into an employment offer letter with Dr. Rajangam, which sets forth the terms of her employment with the Company. Pursuant to her offer letter, Dr. Rajangam was initially entitled to an annual base salary of $490,000, a signing bonus of $90,000, and a discretionary annual target bonus equal to 40% of her base salary, contingent upon the achievement of performance objectives established by the Board or the compensation committee thereof. Additionally, subject to approval of the Board, Dr. Rajangam was eligible to receive an option to purchase 0.75% of the Company’s issued and outstanding shares as of immediately following the closing of the Company’s business combination transaction, which option vests over a four-year period subject to her continuous service. Dr. Rajangam is also eligible to participate in the Company’s employee benefit plans generally available to the Company’s employees, subject to the terms of such plans. Dr. Rajangam’s offer letter also includes severance benefits such as: in the event of a qualifying termination, Dr. Rajangam is entitled to severance equal to (i) 9 months of her then current base salary, (ii) all earned but unpaid bonus for the calendar year prior to the year in which her employment terminated, and (iii) up to 9 months of continued group health plan benefits at levels in effect at the time of termination. In lieu of the foregoing payments and benefits, if such qualifying termination occurs within 3 months before or 12 months after a “change of control”, then Dr. Rajangam is entitled to severance equal to (i) 12 months of her then current base salary, (ii) her target annual bonus for the year of termination, (iii) all earned but unpaid annual bonus for the calendar year prior to the year in which her employment terminated, (iv) up to 18 months of continued group health plan benefits at levels in effect at the time of termination, and (v) accelerated vesting of the time-based equity awards (and the time-based vesting conditions of equity awards which vest by a combination of time-based and performance-based vesting conditions) held by Dr. Rajangam.
The foregoing description of the offer letter with Dr. Rajangam is qualified in its entirety by reference to such letter, a copy of which was filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 9, 2023.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENTI BIOSCIENCES, INC.

Date:	May 17, 2024	By:	/s/ Timothy Lu, M.D., Ph.D.
		Name:	Timothy Lu, M.D., Ph.D.
		Title:	Chief Executive Officer